Exhibit 99.1

Updated Pro Forma Results for the three months ended December 31, 2003 and December 31, 2002 and for the years ended December 31, 2003 and December 31, 2002.

PRO FORMA RESULTS

The following unaudited pro forma information gives effect to the merger between the Company and Hispanic Broadcasting Corporation, now called Univision Radio, and assumes that the transaction had occurred as of the beginning of each period presented. The pro forma information is presented for informational purposes only. You should not rely on the pro forma information as an indication of the results of operations of future periods or the results that actually would have been realized had the companies been a single company during the periods presented. The pro forma information is based upon available information and upon certain assumptions that management of the Company believes are reasonable. The pro forma information includes adjustments that give effect to the merger under the purchase method of accounting. The pro forma information does not reflect any pro forma adjustments for other business acquisitions in 2002 or 2003 by the Company or Hispanic Broadcasting Corporation, including the Company’s acquisition of Fonovisa Music Group in April 2002, as they do not individually or in the aggregate exceed the threshold for reporting of a significant subsidiary.  The pro forma information does not reflect any adjustments for synergies that the Company expects to realize from the acquisition.

	Three Months Ended December 31,		Year Ended December 31,
$ in Thousands (except per share data)	2003	2002	2003	2002
Pro Forma
Net revenues	$408,121	$347,201	$1,514,948	$1,341,728

Net income (a)	$56,176	$45,623	$169,942	$127,280

Basic Earnings Per Share (a)	$0.17	$0.14	$0.53	$0.40

Diluted Earnings Per Share (a)	$0.16	$0.13	$0.48	$0.36

(a) These updated amounts contain the pro forma effect of the amortization of certain intangible assets related to the acquisition of Hispanic Broadcasting Corporation on September 22, 2003.  This updated information reflects the results of a preliminary appraisal of the assets acquired and liabilities assumed of Univision Radio.  The Company has made a preliminary allocation of the purchase price to certain FCC licenses, goodwill, advertising-related intangibles and favorable leases.  There may be additional identified intangibles that could have an impact on future expense.  The Company expects the appraisal to be completed by mid-2004.

Pro forma net income includes merger costs incurred by HBC and charged to operating expenses of $0 ($2,700,000, net of tax) and $2,100,000 ($2,100,000, net of tax) for the three months ended December 31, 2003 and 2002, respectively, and $14,400,000 ($13,700,000, net of tax) and $5,100,000 ($4,900,000, net of tax) for the full year ended December 31, 2003 and 2002, respectively. Because certain of these merger costs are non-deductible for income tax purposes, the pro forma effective income tax rate increases for each quarter of the year in the pro forma results, reducing pro forma net income.